Exhibit 99.1
STONE ENERGY CORPORATION
Announces Update from MMS Moratorium
LAFAYETTE, LA. June 1, 2010
     Stone Energy Corporation (NYSE: SGY) today announced that the Minerals Management Service issued a Notice to Lessees (“NTL”) on May 30, 2010 directing lessees and operators to cease drilling all new deepwater wells on federal leases in the Gulf of Mexico for six months. For purposes of this six-month deepwater moratorium (“NTL Moratorium”), “deepwater” means depths greater than 500 feet. This NTL Moratorium will delay drilling of the second well (Vili) in Stone Energy’s Amberjack drilling program. Current production from the Amberjack platform remains unaffected and overall production guidance for 2010 remains in the original range of 205-225 million cubic feet equivalents per day. Drilling plans for several conventional shelf wells and two deep shelf wells (one currently drilling) do not appear to be impacted by the moratorium. Drilling operations in our Marcellus program and Rocky Mountain projects are continuing as planned. Adjustments in the 2010 capital budget are being reviewed.
Forward Looking Statement
     Certain statements in this press release are forward-looking and are based upon Stone’s current belief as to the outcome and timing of future events. All statements, other than statements of historical facts, that address activities that Stone plans, expects, believes, projects, estimates or anticipates will, should or may occur in the future, including future production of oil and gas, future capital expenditures and drilling of wells and future financial or operating results are forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include the timing and extent of changes in commodity prices for oil and gas, operating risks, liquidity risks, political and regulatory developments and other risk factors and known trends and uncertainties as described in Stone’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q as filed with the SEC. Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, Stone’s actual results and plans could differ materially from those expressed in the forward-looking statements.
     Stone Energy is an independent oil and natural gas company headquartered in Lafayette, Louisiana, and is engaged in the acquisition, exploration, exploitation, development and operation of oil and gas properties located primarily in the Gulf of Mexico. Stone is also active in the Appalachia region. For additional information, contact Kenneth H. Beer, Chief Financial Officer, at 337-521-2210 phone, 337-521-9880 fax or via e-mail at CFO@StoneEnergy.com.